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                                                 Exhibit 10g

                              EMPLOYMENT AGREEMENT



This Employment Agreement ("Agreement") is made December ___, 1993 between Ameritech Corporation ("Company"), a Delaware corporation, and Patrick Campbell ("Employee").

In consideration of the mutual promises contained herein the Parties agree as follows:

     1. Employment of Employee. Company hereby employs Employee, and Employee hereby accepts employment with Company, as Executive Vice President--Corporate Strategy and Business Development, commencing on January 31, 1994 ("Hire Date"). Employee agrees to devote his full business attention and time to the business affairs of the Company and its affiliates and to faithfully and efficiently perform his duties.

     2. Compensation of Employee. Employee shall be compensated for his services as follows:

     (a) Company will pay Employee an annual base salary of $460,000.00, payable in 12 monthly installments. This base salary shall be subject to review and adjustment in accordance with the Company's customary practice with respect to its Senior Managers.

     (b) Employee is eligible for a short term incentive bonus of $250,000.00, at target. Employee acknowledges, understands and agrees that the actual payout of this bonus can range from 0% to 150% depending upon Company's performance against established objectives. Employee further acknowledges, understands and agrees that this
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award shall be prorated to reflect actual number of months worked in 1994. This short term incentive bonus shall be subject to review and adjustment in accordance with the Company's customary practice with respect to its Senior Managers.

     (c) Employee is eligible to participate in Company's long term incentive plans. Although Company has not finalized the specifics of the long term incentive plan for Employee, Company expects that the long term incentive plan will produce compensation for Employee of approximately $548,000.00 at target over the long term compensation period. Employee acknowledges, understands and agrees that the actual compensation under the Company's long term incentive plan for the 1994 grant will be based upon the Company's stock performance and accumulated dividends.

     3. Additional Benefits. During his employment, Employee will be entitled to participate in the pension, welfare benefit and fringe benefit plans and programs then maintained by the Company for its management employees, all in accordance with their terms. A current list of such plans and programs is set forth in Exhibit A to this Agreement.

     4. Special Bonus Payments. Within 30 days following the Hire Date, Employer shall pay Employee the sum of $820,000.00. Within 90 days following the Hire Date, Employer shall pay Employee the sum of Fifty Percent (50%) of the loss on the sale of your home. On the anniversary of the Hire Date, Employer shall pay Employee the sum of $275,000.00.

     5. Termination of Employee. Employee acknowledges, understands and agrees that he is an at will employee and the Company may terminate his employment with or without cause. If Company terminates Employee without cause prior to the fifth

                                       2
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anniversary of the Hire Date, then Company shall pay Employee a lump sum equal to Eighteen (18) Months of his annual salary as of the date of termination. If Employee voluntarily terminates his Employment, or if Company terminates Employee for cause, then Company shall have no further obligations to Employee under this Agreement.

     6. For Cause Defined. For purposes of this Agreement, termination for cause shall mean termination of Employee's employment for misconduct, acts involving theft or dishonesty, criminal acts, acts involving moral turpitude, insubordination, absenteeism, or violation of Employer's Code of Conduct.

     7. Confidentiality. During his employment, Employee agrees not to divulge or appropriate to his own use or the use of others any secret, proprietary or confidential information or knowledge pertaining to the business of Company, or any of its subsidiaries or affiliates, obtained by Employee while he was employed by the Company or its subsidiaries or affiliates. Upon termination of his employment, Employee agrees to immediately deliver to the General Counsel of the Company, all papers, documents and other materials containing such information and all other corporate papers, documents and materials wherever retained.

     8. Remedies. Employee acknowledges that the Company would be irreparably harmed by a violation of the preceding paragraph and agrees, that in addition to any other remedy the Company may have, that the Company will be entitled to an injunction restraining Employee from any actual or threatened breach of this paragraph, an accounting of all profits or benefits arising from such breach and any other appropriate remedy without any bond or other security being required.
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     9. Waivers. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is consented to in writing by the Parties. The waiver of either Party of a breach of any term of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement.

     10. Amendment and Termination. This Agreement may be amended or terminated by the mutual consent of the Parties.

     11. Death of Employee. If Employee dies during his Employment with Company, then Company shall have no further obligations to Employee under the terms of this Agreement.

     12. Notice. Any notice required to be given by Company under this Agreement will be sufficient if it is in writing and is sent by registered mail to Employee at his principal office or residence.

     13. Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of, the Company, its successors and assigns.

     14. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

     15. Choice of Law. The provisions of the Agreement shall be construed in accordance with the internal laws (and not the law of conflicts) of the state of Illinois.

/s/ W. Patrick Campbell                        AMERITECH CORPORATION
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PATRICK CAMPBELL

                                               BY: /s/ Richard C. Notebaert
                                                  -------------------------
                                               ITS: President and COO
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